United States securities and exchange commission logo





                    September 2, 2021

       Adam Laufer
       Chief Executive Officer
       Worldwide Strategies Inc.
       1961 NW 150 Avenue
       Suite 205
       Pembroke Pines, FL

                                                        Re: Worldwide
Strategies Inc.
                                                            Registration
Statement on Form 10-12G
                                                            Filed June 21, 2021
                                                            File No. 000-52362

       Dear Mr. Laufer:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology
       cc:                                              Pavan Satyaketu